Exhibit 10.25

AMENDMENT

MeadWestvaco Corporation 2005 Performance Incentive Plan

The following resolution was adopted by the Board of Directors of MeadWestvaco Corporation on January 23, 2007:

RESOLVED, that, MeadWestvaco Corporation 2005 Performance Incentive Plan shall be revised by amending subsections (a) and (b) of Section 4.1, Adjustment of and Changes to Common Stock, to read as follows:

“(a) In the event of a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or another such transaction or event, then the number and kind of Shares that have been authorized for issuance under the Plan, whether such Shares are then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 2.2 of this Plan, shall be equitably adjusted by the Committee to reflect such increase or decrease or change in the kind of securities outstanding. The terms of each outstanding Award shall also be equitably adjusted by the Committee as to price, number and kind of Shares subject to such Award and other terms to reflect the foregoing events.

(b) In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which Shares shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise, then the Committee shall make such equitable adjustments to the number and kind of Shares that have been authorized for issuance under the Plan, whether such Shares are then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 2.2 of this Plan. The terms of each outstanding Award shall also be equitably adjusted by the Committee as to price, number and kind of Shares subject to such Award and other terms to reflect the foregoing events. In addition, in the event of a change described in this paragraph that does not occur in connection with a Change of Control, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to ISOs granted pursuant to this Plan shall comply with the requirements, provisions and restrictions of section 424 of the Code, and any adjustment to NQSOs granted pursuant to this Plan shall comply with the requirements, provisions and restrictions of section 409A of the Code.”